UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 10, 2019

Sienna Biopharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38155	27-3364627
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

30699 Russell Ranch Road, Suite 140

Westlake Village, CA 91362

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (818) 629-2256

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.0001 per share	SNNA	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☒

Item 8.01 Other Events.

As previously disclosed, on September 16, 2019, Sienna Biopharmaceuticals, Inc. (the “Company”) filed a voluntary petition in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) seeking relief under Chapter 11 of Title 11 of the United States Code (the “Chapter 11 Case”).

On October 10, 2019, the Bankruptcy Court entered the Final Order (I) Establishing Notice and Hearing Procedures for Trading of Sienna Equity Securities and (II) Granting Related Relief [Docket No. 101] (the “Order”), establishing notice and hearing procedures for trading in equity securities in the Company (the “Procedures”). As required by the Order, a copy of the notice of the Order (the “Notice of Order”) is attached hereto as Exhibit 99.1 and incorporated by reference herein. The following summary of the Procedures is qualified in its entirety by reference to the Notice of Order. As a result of the Order:

(1)

to the extent they have not already done so, any person or entity who currently is or becomes a beneficial owner of at least 4.5% of all issued and outstanding shares of the Company’s Common Stock (equal to 1,391,000 shares of the Company’s Common Stock, based on approximately 30,907,542 million shares of the Company’s Common Stock issued and outstanding as of August 27, 2019) (a “Substantial Shareholder”) shall file with the Bankruptcy Court a notice of such status on or before the later of (i) 20 calendar days after the date of the Notice of Order and (ii) 14 calendar days after becoming a Substantial Shareholder;

(2)

at least 14 calendar days prior to effectuating any transfer of equity securities that would result in (a) an increase or decrease in the amount of Company’s Common Stock beneficially owned by a Substantial Shareholder, (b) a person or entity becoming a Substantial Shareholder, or (c) a person or entity ceasing to be a Substantial Shareholder, such Substantial Shareholder (or person or entity that may become a Substantial Shareholder) shall file with the Bankruptcy Court a notice of such proposed transfer; and

(3)

the Company will have 14 calendar days after receipt of any notice of such proposed transfer to file with the Bankruptcy Court and serve on such Substantial Shareholder (or person or entity that may become a Substantial Shareholder) an objection to the proposed transfer and, if the Company does so, such proposed transfer shall not be effective unless approved by the Bankruptcy Court. If the Company does not object within such 14-day period, such transfer may proceed solely as set forth in the notice of transfer.

In addition, on October 16, 2019, the Bankruptcy Court entered the Final Order (I) Authorizing Postpetition Use of Cash Collateral, (II) Granting Adequate Protection, and (III) Granting Related Relief [Docket No. 127] (the “Cash Collateral Order”), which provides, among other things, certain milestone deadlines relating to a sale process, including with respect to (i) filing a sale motion establishing bid procedures with the Bankruptcy Court, (ii) receipt of bids, (iii) obtaining Bankruptcy Court approval of a sale transaction, and (iv) closing a sale transaction.

The foregoing descriptions of the Order and the Cash Collateral Order are summaries and do not purport to be complete, and are subject to, and qualified in their entirety by reference to, respectively, the Order and Cash Collateral Order. Copies of the Order and Cash Collateral Order are available at a website administered by the Company’s claims agent, Epiq, at http://dm.epiq11.com/Sienna.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description of the Exhibit

99.1	Notice of Final Order (I) Establishing Notice and Hearing Procedures for Trading of Sienna Equity Securities and (II) Granting Related Relief, dated as of October 11, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIENNA BIOPHARMACEUTICALS, INC.

Date: October 17, 2019	By:	/s/ Timothy K. Andrews
Timothy K. Andrews
General Counsel and Secretary